UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material under Rule 14a-12

PLANETOUT INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PLANETOUT INC.
1355 SANSOME STREET
SAN FRANCISCO, CALIFORNIA 94111
(415) 834-6500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 13, 2007

To Our Stockholders:

Our Annual Meeting of Stockholders will be held on Wednesday, June 13, 2007 at 10:00 a.m. local time at our San Francisco offices, located at 1355 Sansome Street, San Francisco, California 94111. The purpose of our Annual Meeting is:

(1) To elect one (1) director to hold office until our 2010 Annual Meeting;

(2) To ratify the selection by the Audit Committee of our Board of Directors of Stonefield Josephson, Inc. as our independent auditors for our fiscal year ending December 31, 2007; and

(3) To transact any other business that may properly be raised at the Annual Meeting or at any adjournment or postponement of the Annual Meeting.

We describe these items of business more fully in our Proxy Statement which we are sending to you along with this Notice.

Our Board of Directors has fixed the close of business on April 18, 2007 as the record date on which we determine the stockholders who are entitled to receive this Notice and to vote at our Annual Meeting and at any adjournment or postponement of our Annual Meeting.

By Order of the Board of Directors

/s/ TODD A. HUGE
TODD A. HUGE
Secretary

San Francisco, California
April 27, 2007

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. IF YOU DO NOT RETURN THE ENCLOSED PROXY, YOU MAY VOTE YOUR SHARES ON THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

PLANETOUT INC.
1355 SANSOME STREET
SAN FRANCISCO, CALIFORNIA 94111
(415) 834-6500

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
JUNE 13, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

General

We are soliciting the enclosed proxy on behalf of our Board of Directors for use at our Annual Meeting of Stockholders, which we will hold on June 13, 2007, at 10:00 a.m. local time, or at any adjournment or postponement of our Annual Meeting. We have described the purposes of our Annual Meeting in both this proxy statement and in our Notice of Annual Meeting that we are sending to you along with this proxy. Our Annual Meeting will be held at our San Francisco offices, located at 1355 Sansome Street, San Francisco, California 94111. We intend to mail this proxy statement along with the proxy card on or about April 27, 2007 to all stockholders entitled to vote at our Annual Meeting.

Solicitation

We will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information we furnish to you. We will furnish copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians who hold in their names shares of our common stock which are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. We may reimburse persons who represent beneficial owners of our common stock for their costs of forwarding solicitation materials. We may supplement the original solicitation of proxies by mail by other methods such as telephone, electronic mail or personal solicitation by our directors, officers or our other employees. We will not pay additional compensation to our directors, officers or our other employees for these services.

Voting Information

Who may vote?  You may vote if you owned shares of our common stock at the close of business on April 18, 2007. You may vote each share that you owned on that date on each matter presented at the meeting. As of April 18, 2007, we had 17,593,693 shares outstanding entitled to one vote per share.

What am I voting on?  You are voting on:

•	the election of one director for a three year term;

•	the ratification of Stonefield Josephson, Inc. as our independent auditors for fiscal year 2007; and

•	any other business a stockholder properly brings before the meeting.

What vote is required to pass an item of business?  A majority of our outstanding shares of common stock entitled to vote must be present in person or represented by proxy to hold the meeting.

If you hold shares through an account with a bank or broker, the bank or broker may vote your shares on some routine matters even if you do not provide voting instructions. Brokerage firms have the authority under the Nasdaq Stock Market rules to vote shares on routine matters for which their customers do not provide voting instructions. The election of directors and the ratification of Stonefield Josephson, Inc. as our independent auditors for fiscal year 2007 are considered routine matters. When a proposal is not routine and the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that proposal. Those shares are considered “broker non-votes.”

Proposal 1 — Election of Directors

A plurality of the votes of our common stock entitled to vote and present in person or represented by proxy is required to elect a director. In the election of directors, you may vote for the director or you may withhold your vote. Withheld votes will be excluded from the vote and will have no effect on the outcome of the elections. If any nominee becomes unavailable for any reason, or if a vacancy should occur before the election, which we do not anticipate, the proxies will vote your share for another person in their discretion.

Proposal 2 — Ratification of Stonefield Josephson, Inc. as Independent Auditors for Fiscal Year 2007

Ratification of the appointment of Stonefield Josephson, Inc. as our independent auditors for fiscal year 2007 requires the affirmative vote of a majority of our common stock present in person or represented by proxy at the meeting and entitled to vote on the proposal. Abstentions will count as votes “against” the proposal.

Unless you specify otherwise when you submit your proxy, the proxies will vote your share of common stock “for” proposals 1 and 2.

How do I vote?  There are three ways to vote by proxy:

•	by calling the toll free telephone number on the proxy;

•	by using the Internet; or

•	by returning the enclosed letter proxy in the envelope provided.

Voting Via the Internet or by Telephone

You may grant a proxy to vote your shares by means of the telephone or on the Internet. The law of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies, if the proxy contains or is submitted with information from which the inspectors of election can determine that the proxy was authorized by you.

The telephone and Internet voting procedures below are designed to authenticate stockholders’ identities, to allow you to grant a proxy to vote your shares and to confirm that your instructions have been recorded properly. If you are granting a proxy to vote via the Internet, you should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that you will be responsible for paying.

For Shares Registered in Your Name

Stockholders of record may grant a proxy to vote shares of our common stock by using a touch-tone telephone to call 1-800-560-1965 or via the Internet by accessing the website www.eproxyvote.com/lgbt. You will be required to enter a series of numbers that are located on your proxy card and the last four digits of your social security number or tax identification number. If voting via the Internet, you will then be asked to complete an electronic proxy card. Your votes will be generated on the computer screen and you will be prompted to submit or revise them as desired. Votes submitted by telephone or via the Internet must be received before 10:00 a.m., Pacific Time, on June 12, 2007. Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in “street name” receive instructions for granting proxies from their banks, brokers or other agents, rather than our proxy card. A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares by means of the Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program, you may go to www.proxyvote.com to grant a proxy to vote your shares by means of the Internet. Votes submitted via the Internet must be received before 10:00 a.m., Pacific Time, on June 12, 2007. Submitting your proxy via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting. A beneficial owner who wishes to vote at the meeting must have an appropriate proxy from his or her broker or bank appointing that beneficial owner as attorney-in-fact for purposes of voting the beneficially held shares at the meeting.

Can I revoke my proxy?  Yes. You can revoke your proxy by:

•	filing with our Corporate Secretary at our principal executive office, 1355 Sansome Street, San Francisco, California 94111, a written notice of revocation or a duly executed proxy bearing a later date, or

•	attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

If you wish to submit a proposal for inclusion in our proxy statement and form of proxy for our 2008 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission, you must do so by December 28, 2007. If you wish to submit proposals or director nominations that are not to be included in the proxy statement and proxy, you must deliver written notice to our Corporate Secretary at 1355 Sansome Street, San Francisco, California 94111 not earlier than the close of business on February 14, 2008 and not later than the close of business on March 17, 2008. Stockholders are also advised to review our bylaws and the federal proxy rules, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

Our restated certificate of incorporation and bylaws provide that our Board of Directors is divided into three classes, with each class having a three-year term. Only persons elected by a majority of the remaining directors may fill vacancies on our Board. A director elected by our Board to fill a vacancy in a class (including a vacancy created by an increase in the number of directors) will serve until the next election of the class for which this director has been elected and until his or her successor has been duly elected and qualified.

Our Board of Directors presently has six members and no vacancies. There are two directors in the class whose term of office expires in 2007: Lowell R. Selvin and Jerry Colonna. Mr. Selvin has indicated that he will not stand for reelection when his current term expires at our Annual Meeting on June 13, 2007. Our Board of Directors has approved a reduction in the size of our Board, from six directors to five, effective upon the expiration of Mr. Selvin’s term. The Corporate Governance and Nominating Committee of our Board has nominated Mr. Colonna to stand for reelection at the upcoming Annual Meeting. Mr. Colonna is currently a director of PlanetOut who was previously elected by our stockholders. If elected at the Annual Meeting, Mr. Colonna would serve until the 2010 annual meeting and until his successor is elected and has qualified, or until his death, resignation or removal.

Each of our directors, other than Karen Magee and Mr. Selvin, qualify as “independent” in accordance with the published listing requirements of the Nasdaq Stock Market. The Nasdaq independence definition includes a series of objective tests, such as that the director is not our employee and has not engaged in various types of business dealings with us. In addition, as further required by the Nasdaq rules, our Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and by us with regard to each director’s business and personal activities as they may relate to us and our management.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee, Mr. Colonna. If Mr. Colonna should be unavailable for election as a result of an unexpected occurrence, the shares will be voted for the election of a substitute nominee that the Corporate Governance and Nominating Committee may propose. Mr. Colonna has agreed to serve if elected, and the Corporate Governance and Nominating Committee and management have no reason to believe that he will be unable to serve.

Nominee For Election For A Three-Year Term Expiring At The 2010 Annual Meeting:

Jerry Colonna

Jerry Colonna, 43, has served on our Board of Directors since April 2001. From January 2002 until December 2002, Mr. Colonna was a partner with J.P. Morgan Partners, LLC, the private equity arm of J.P. Morgan Chase & Co. Since August 1996, Mr. Colonna has been a partner with Flatiron Partners, an investment company which he co-founded. Mr. Colonna sits on the board of directors of a number of private companies as well as a number of non-profit organizations including PENCIL — Public Education Needs Civic Involvement in Learning, NYPower NY and NYC2012. Mr. Colonna holds a B.A. in English Literature from Queens College at the City University of New York.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF THIS NOMINEE

Directors Continuing In Office Until The 2007 Annual Meeting:

Lowell R. Selvin

Lowell R. Selvin, 48, has served as our Chairman Emeritus since June 2006, as Chairman of our Board from August 2003 to June 2006 and as our Chief Executive Officer from July 1999, when he joined a predecessor company, Online Partners.com, Inc. (parent company of Gay.com), until June 2006. He became CEO of PlanetOut Inc. following the acquisition of PlanetOut Corporation by Online Partners. Among other civic involvements, Mr. Selvin was a founding member and Chairman of the Gay and Lesbian Network of the Young Presidents’ Organization (YPO) and was an officer of the NorCal YPO Chapter. Mr. Selvin also serves on the advisory boards of the Gay & Lesbian Athletics Foundation, MOSAIC: The National Jewish Center for Sexual and Gender Diversity, the for profit concern Care2.com, and was the founding Chair for the Hebrew Union College’s Institute for Judaism and Sexual Orientation. Mr. Selvin has served on the boards of directors of the Los Angeles Gay & Lesbian Center, West Hollywood’s Congregation Kol Ami and the Child Guidance Centers of Orange County California. Mr. Selvin holds an interdisciplinary B.S. combining studies in Physiological Psychology and Aeronautical and Astronautical Engineering from the University of Illinois.

Directors Continuing In Office Until The 2008 Annual Meeting:

Robert W. King

Robert W. King, 40, has served on our Board of Directors from April 2001 to August 2003 and from February 2004 to the present. Mr. King has been president of King Pacific Capital Corporation, a private venture capital firm that specializes in early stage equity and debt investments, since 1995. In addition, since 1996 he has also been a principle of Westbridge Capital Group, a full service commercial mortgage brokerage firm. Mr. King is Chairman of the Board of WesternOne Equity Investments Fund and sits on the board of directors of Prescient NeuroPharma Inc., Wall Financial Corporation (TSE) and several private companies. He holds a B.A. from the University of British Columbia and an M.B.A. from Dalhousie University.

Phillip S. Kleweno

Phillip S. Kleweno, 45, has served on our Board of Directors since February 2007. Prior to joining our Board of Directors, he was the President and Chief Executive Officer of Teleflora, LLC, a Los Angeles-based floral wire service and marketer of floral bouquets via the Internet, positions he held from May 2004 until July 2006. From May 2001 to April 2003, Mr. Kleweno was the President of Princess Cruises, a cruise line that markets, sells and delivers cruise vacations primarily to the North American market. Mr. Kleweno has also been a partner at Bain & Company, with industry expertise in areas including media, entertainment, travel and e-commerce, and holds a Bachelor of Science in Finance degree from Arizona State University and a Masters in Business Administration from the Harvard Business School.

Directors Continuing In Office Until The 2009 Annual Meeting:

H.	William Jesse, Jr.

H. William Jesse, Jr., 55, has served as the Chairman of our Board of Directors since July 2006 and has served on our Board of Directors since April 2001. Mr. Jesse is Chairman and Chief Executive Officer of Jesse Capital Management, Inc., an investment firm he founded in 1998 and is also Chairman and Chief Executive Officer of Modern Yachts, Inc., a design firm he founded in 2000. In 1986, Mr. Jesse founded Jesse.Hansen&Co, a strategic and financial advisory firm. He served as its Chairman from 1986 until 2004 and as President from 1986 until 1998. Mr. Jesse served as Chairman and Chief Executive Officer of Vineyard Properties Corporation, a developer of wine grape vineyards, from 1988 until 2002. Mr. Jesse sits on the board of directors of Peets Coffee and Tea, Inc., and a number of private companies. Mr. Jesse holds a B.S. in Economic Statistics and Finance and a M.S. in Operations Research from Lehigh University and a M.B.A. from the Harvard Business School.

Karen Magee

Karen Magee, 46, has served on our Board of Directors since September 2003 and as our Chief Executive Officer since July 2006. Ms. Magee served as Senior Vice President of Strategic Planning for Time Warner from April 2004 to March 2006. She served as Vice President of Strategic Planning for Time Inc. from February 2001 until April 2004. From February 1996 until February 2001, she was with TIME magazine where she served as General Manager for four years and more recently as Vice President of Consumer Marketing. Ms. Magee sits on the Princeton University Board of Trustees and previously served as Co-Chair of the GLAAD board of directors. Ms. Magee holds a B.S.E. from Princeton University and a M.B.A. from the Wharton School of the University of Pennsylvania.

Board Committees And Meetings

During the fiscal year ended December 31, 2006, our Board of Directors held 16 meetings and acted by unanimous written consent three times. Our Board has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.

During the fiscal year ended December 31, 2006, all directors attended at least 75% of the total meetings of our Board and committees on which each director served and which were held during the period the director was a director or committee member.

It is our policy that all directors are encouraged to attend our Annual Meetings of Stockholders in person. Last year, Mr. Selvin attended the annual meeting.

Audit Committee

From January through June 2006, the Audit Committee was composed of Mr. Jesse, Ms. Magee and Mr. King, each of whom was a non-employee member of our Board during the time of their service on the Audit Committee. After Ms. Magee became our Chief Executive Officer on July 1, 2006, Mr. Morgan replaced her on the Audit Committee. Mr. Morgan was also a non-employee member of our Board during the time of his service on the Audit Committee. In February 2007, when Mr. Morgan resigned from our Board and each committee of our Board on which he served, including the Audit Committee, Mr. Kleweno replaced Mr. Morgan on the Audit Committee. Mr. Kleweno is also a non-employee member of our Board.

Our Board has determined that each member of the Audit Committee meets the requirements for independence under the current requirements of the Nasdaq Stock Market and SEC rules and regulations. Mr. Jesse is the Chair of the Audit Committee and our Board has determined that he is the “audit committee financial expert,” as that term is defined under the SEC rules. The Audit Committee met 10 times during the last fiscal year and did not act by unanimous written consent. The Audit Committee has a written charter, which can be viewed on our corporate governance web page at www.planetoutinc.com under the “Investor Center — Corporate Governance” section and was filed with our proxy statement for our 2005 annual meeting.

The Audit Committee is responsible for overseeing the preparation of reports, statements or charters as may be required by the Nasdaq Stock Market or federal securities laws, as well as, among other things: (i) overseeing and monitoring (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters, (c) our independent auditors’ engagement, qualifications, independence, compensation and performance, and (d) our internal accounting and financial controls; (ii) preparing the report that SEC rules require be included in our annual proxy statement; (iii) providing our Board with the results of its monitoring and recommendations; and (iv) providing to our Board additional information and materials as it deems necessary to make our Board aware of significant financial matters that require the attention of our Board.

Compensation Committee

During 2006, the Compensation Committee was composed of Mr. Colonna and Mr. Morgan, each of whom was a non-employee member of our Board during the time of their service on the Compensation Committee. In February 2007, when Mr. Morgan resigned from our Board and each committee of our Board on which he served, including the Compensation Committee, Mr. King replaced Mr. Morgan on the Compensation Committee. Mr. King is also a non-employee member of our Board.

Our Board has determined that each member of the Compensation Committee meets the requirements for independence under the current requirements of the Nasdaq Stock Market and SEC rules and regulations. Each member of the Compensation Committee is an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986 and is a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934. The Compensation Committee met eight times during the last fiscal year and did not act by unanimous written consent. The Compensation Committee has a written charter, which can be viewed on our corporate governance web page at www.planetoutinc.com under the “Investor Center — Corporate Governance” section.

Under its charter, the Compensation Committee has the following scope and authority:

•	review, modify (as needed) and approve our overall compensation strategy and policies,

•	review and approve a compensation package for, in its sole discretion, our chief executive officer and evaluate our chief executive officer’s performance in light of relevant corporate performance goals and objectives,

•	review and approve the corporate performance goals and objectives of our other executive officers,

•	with respect to directors and executive officers, review and approve grants and awards under our stock option plans and similar programs,

•	if delegated by the Board, administer our equity compensation plans with respect to all eligible participants,

•	annually review and approve our organizational structure, succession plans for executive officers and programs to encourage development of individuals to assume positions of higher responsibility,

•	prepare and review any report required by SEC rules and regulations to be included in the proxy statement, and

•	review, discuss and assess its own performance.

When reviewing our overall compensation strategy and policies, the Compensation Committee reviews performance goals and objectives relating to compensation, reviews and advises the Board concerning regional and industry-wide compensation practices and trends to assess the adequacy and competitiveness of our executive compensation programs among comparable companies in our industry, and reviews the terms of any employment agreement, severance agreement and change of control protections for our executive officers.

The Compensation Committee has the ability to delegate its authority to administer equity compensation plans as it determines is appropriate. However, no such delegation has taken place.

The chief executive officer and the chief financial officer may attend any meeting of the Compensation Committee unless the Compensation Committee determines that there are portions of the meetings where her or their presence would be inappropriate. With respect to other executive officers, the Compensation Committee considers recommendations from the chief executive officer regarding total compensation for executive officers. Those recommendations include salary increases or target incentive award opportunities, based on her evaluation of their performance, job responsibilities, and leadership roles within the company. While the Compensation Committee considers these recommendations for the chief executive officer’s direct reports, the committee does not delegate authority for compensation decisions relating to the chief executive officer and the other executive officers as determined by the committee and the full Board of Directors.

Corporate Governance and Nominating Committee

From January through June 2006, the Corporate Governance and Nominating Committee was composed of Ms. Magee, Mr. Jesse and Mr. Morgan, each of whom was a non-employee member of our Board during the time of their service on the Corporate Governance and Nominating Committee. Ms. Magee resigned her position on the Corporate Governance and Nominating Committee when she became our Chief Executive Officer in July 2006. In February 2007, when Mr. Morgan resigned from our Board and each committee of our Board on which he served, including the Corporate Governance and Nominating Committee, Mr. Kleweno replaced Mr. Morgan on the Corporate Governance and Nominating Committee. Mr. Kleweno is also a non-employee member of our Board.

Our Board has determined that each member of the Corporate Governance and Nominating Committee meets the requirements for independence under the current requirements of the Nasdaq Stock Market and SEC rules and regulations. The Corporate Governance and Nominating Committee met four times during the last fiscal year and did not act by unanimous written consent. The Corporate Governance and Nominating Committee has a written charter, which can be viewed on our corporate governance web page at www.planetoutinc.com under the “Investor Center — Corporate Governance” section.

The Corporate Governance and Nominating Committee is responsible for, among other things: (i) reviewing Board structure, composition and practices, and making recommendations on these matters to our Board; (ii) reviewing, soliciting and making recommendations to our Board and stockholders with respect to candidates for election to our Board; (iii) overseeing compliance with our Code of Conduct and Ethics; and (iv) overseeing compliance with corporate governance requirements.

Our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board at our annual meeting of stockholders. To date, we have not received any suggestions from stockholders that the Corporate Governance and Nominating Committee consider a candidate for inclusion among the slate of nominees presented at our annual meeting of stockholders. The Corporate Governance and Nominating Committee will consider qualified candidates for director suggested by stockholders. Stockholders can suggest candidates by writing to the attention of our Corporate Secretary at 1355 Sansome Street, San Francisco, CA 94111. We will forward suggestions that we receive to the Corporate Governance and Nominating Committee for further review and consideration. Stockholder suggestions are encouraged to be submitted to our Corporate Secretary at least six months prior to the one-year anniversary of the Annual Meeting, to ensure time for meaningful consideration. See also the “Stockholder Proposals” section for applicable deadlines.

Although the Corporate Governance and Nominating Committee has not formally adopted minimum criteria for director nominees, the Committee does seek to ensure that the members of our Board possess both exemplary professional and personal ethics and values and an in-depth understanding of our business and industry. The Corporate Governance and Nominating Committee also believes in the value of professional diversity among members of our Board, and it feels that it is appropriate for members of our senior management to participate as members of our Board. The Corporate Governance and Nominating Committee requires that at least one member of our Board qualify as an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our Board meet the definition of independence under the Nasdaq Stock Market rules.

The Corporate Governance and Nominating Committee identifies nominees for the class of directors being elected at each annual meeting of stockholders by first evaluating the current members of the class of directors willing to continue in service. Current members of our Board with skills and experience that are relevant to our business and who are willing to continue to serve on our Board are considered for re-nomination, balancing the value of continuity of service by existing members of our Board with the benefits of bringing on members with new perspectives. If any member of a class of directors does not wish to continue in service or if the Corporate Governance and Nominating Committee decides not to re-nominate a member of the class of directors for reelection, the Corporate Governance and Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above.

Code of Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our Chief Executive Officer and senior financial officers, including our Chief Financial Officer and Controller, as well as all employees and directors. The Code of Business Conduct and Ethics can be viewed on our corporate governance web page at www.planetoutinc.com under the “Investor Center — Corporate Governance” section. To the extent permitted by Nasdaq Stock Market rules, we intend to disclose any amendments to, or waivers from, the Code provisions applicable to our Chief Executive Officer and senior financial officers, including our Chief Financial Officer and controller, or with respect to the required elements of the Code on our corporate governance web page at www.planetoutinc.com under the “Investor Center — Corporate Governance” section.

Communications with our Board of Directors

If you wish to communicate with our Board of Directors or with the independent directors as a group, you may send your communication in writing to our Corporate Secretary at 1355 Sansome Street, San Francisco, California 94111. You must include your name and address and indicate whether you are a stockholder of the company. Our Corporate Secretary will compile all communications, summarize all lengthy, repetitive or duplicative communications and forward them to the appropriate director or directors. For example, our Corporate Secretary will forward stockholder communications recommending potential director nominees to the chairperson of the Corporate Governance and Nominating Committee. Our Corporate Secretary will not forward non-substantive communications or communications that pertain to personal grievances, but instead will forward them to the appropriate department within PlanetOut for resolution. In this case, our Corporate Secretary will retain a copy of the communication for review by any director upon his or her request. This procedure does not apply to stockholder proposals submitted pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended.

REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS 1

The Audit Committee of our Board of Directors provides assistance to our Board in fulfilling its obligations with respect to matters involving our accounting, auditing, financial reporting and internal control functions. Among other things, the Audit Committee reviews and discusses with management and with Stonefield Josephson, Inc., our independent auditors, the results of our year-end audit, including the audit report and audited financial statements.

In connection with our audited financial statements for the fiscal year ended December 31, 2006, the Audit Committee reviewed and discussed the audited financial statements with management, and discussed with Stonefield Josephson, Inc. the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, AICPA, Professional Standards,Vol.1, AU §380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee received the written disclosures and the letter from Stonefield Josephson, Inc. required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T and discussed with Stonefield Josephson, Inc. their independence. The Audit Committee has determined that the provision of non-audit services rendered by Stonefield Josephson, Inc. to PlanetOut is compatible with maintaining the independence of Stonefield Josephson, Inc.

1 This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

The Audit Committee has a written charter, which can be viewed on our corporate governance web page at www.planetoutinc.com under the “Investor Center — Corporate Governance” section. A copy of the Audit Committee charter is also available upon request addressed to our Corporate Secretary at our corporate address.

During the 2006 fiscal year, the Audit Committee met with management and Stonefield Josephson, Inc. and received the results of their audit examination, evaluations of our internal controls and the overall quality of our financial organization and financial reporting. The Committee believes that a candid, substantive and focused dialogue with the independent auditors is fundamental to the Committee’s responsibilities. To support this belief, the Committee periodically meets separately with the independent auditors without the members of management present.

Audit Committee

H. William Jesse, Jr., Chair
Robert W. King
Phillip S. Kleweno

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of our Board of Directors has selected Stonefield Josephson, Inc. (“Stonefield”) as our independent auditors for the fiscal year ending December 31, 2007 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Stonefield has served as our independent auditors since fiscal year 2005. Representatives of Stonefield are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents nor law requires stockholder ratification of the selection of Stonefield as our independent auditors. However, our Board is submitting the selection of Stonefield to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Board will reconsider whether or not to retain that firm. Even if the selection is ratified, our Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our and our Stockholders’ best interests.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Stonefield.

OUR BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF THE RATIFICATION OF STONEFIELD AS OUR INDEPENDENT
AUDITORS FOR FISCAL YEAR 2007

PRINCIPAL ACCOUNTING FEES AND SERVICES

Change In Auditors

On June 24, 2005, our Audit Committee dismissed Pricewaterhouse Coopers LLP, (“PwC”) as our independent registered public accounting firm. PwC’s reports on our consolidated financial statements as of and for the year ended December 31, 2004 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

During the year ended December 31, 2004, and through June 24, 2005, we did not have any disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference to them in their report on the financial statements for 2004. No reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred during the year ended December 31, 2004.

On June 30, 2005, the Audit Committee appointed Stonefield Josephson, Inc. as our new independent registered public accounting firm. During the year ended December 31, 2004 and through June 30, 2005, we did not consult with Stonefield regarding any of the matters or events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

The Audit Committee’s decision resulted from a process, intended to manage costs, in which several firms were invited to submit audit proposals. The Audit Committee expected that our audit fees would be reduced as a result of this change. Also, the Audit Committee believed that, as we are a relatively small public company, we may be able to receive increased access to, and enhanced service from, a smaller auditing firm.

PwC continues to provide tax advice to us and prepares our quarterly tax provisions and annual tax returns.

The above disclosures have been presented to PwC and Stonefield for their review and comment and we received no comments from either PwC or Stonefield.

Audit Fees

During that portion of the fiscal year ended December 31, 2005 prior to PwC’s dismissal as our independent registered public accounting firm on June 24, 2005, the aggregate fees paid to PwC for the professional services rendered for the audit of our annual financial statements, audit of historical carve-out financial statements and for the reviews of the financial statements included in our Forms 10-Q quarterly reports, and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements were $360,339.

During that portion of the fiscal year ended December 31, 2005 after Stonefield’s appointment as our independent registered public accounting firm on June 30, 2005 and during the fiscal year ended December 31, 2006, the aggregate fees paid to Stonefield for the professional services rendered for the audit of historical carve-out financial statements and for the reviews of the financial statements included in our Forms 10-Q quarterly reports, and services that are normally provided by Stonefield in connection with statutory and regulatory filings or engagements for those periods were $150,165 and $672,585, respectively.

Audit-Related Fees

“Audit-related” fees include fees for assurance and related services reasonably related to the performance of the audit or review of our financial statements. There were no audit-related fees paid to PwC for services related to the performance of their audit and review of financial statements that are not included in “audit fees” above for that portion of the fiscal year ended December 31, 2005 prior to PwC’s dismissal as our independent registered public accounting firm on June 24, 2005. During fiscal year ended December 31, 2006, the aggregate fees paid to PwC for audit-related services related to the issuance of their consent were $25,000.

There were no audit-related fees paid to Stonefield for services related to the performance of their review of financial statements that are not included in “audit fees” above for that portion of the fiscal year ended December 31, 2005 after Stonefield’s appointment as our independent registered public accounting firm on June 30, 2005 or for the fiscal year ended December 31, 2006.

Tax Fees

Tax fees include fees for tax compliance, tax advice and tax planning services. The aggregate fees paid to PwC for these services were $39,220 and $81,900 for the fiscal years ended December 31, 2005 and 2006, respectively. No tax fees were paid to Stonefield.

All Other Fees

Other than those described above, there were no other fees paid to PwC for that portion of the fiscal year ended December 31, 2005 prior to PwC’s dismissal as our independent registered public accounting firm on June 24, 2005.

For that portion of the fiscal year ended December 31, 2005 after Stonefield’s appointment as our independent registered public accounting firm on June 30, 2005 and during the fiscal year ended December 31, 2006, approximately $24,290 and $4,155, respectively, were paid to Stonefield for their advisory services.

Pre-Approval Policies And Procedures

The Audit Committee meets with our independent auditors to approve the annual scope of accounting services to be performed, including all audit and non-audit services, and the related fee estimates. The Audit Committee also meets with our independent auditors, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. As appropriate, management and our independent auditors update the Audit Committee with material changes to any service engagement and related fee estimates as compared to amounts previously approved.

Under its charter, the Audit Committee has the authority and responsibility to review and approve the retention of our independent auditors to perform any proposed permissible non-audit services. To date, all audit and non-audit services provided by PwC and Stonefield have been pre-approved by the Audit Committee in advance.

Auditors’ Independence

The Audit Committee has determined that the rendering of all the services described above by PwC and Stonefield was compatible with maintaining the auditors’ independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS

The table below sets forth information regarding the beneficial ownership of our common stock as of March 1, 2007 by: (i) each person or entity known by us to own beneficially more than 5% of our outstanding shares of common stock; (ii) each executive officer named in the Summary Compensation Table; (iii) each director and nominee for director; and (iv) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. The number of shares of common stock used to calculate the percentage ownership of each listed person includes the shares of common stock underlying options, warrants or other convertible securities held by that person that are exercisable within 60 days of March 1, 2007. The percentage of beneficial ownership is based on 17,633,661 shares outstanding as of March 1, 2007.

	Beneficial Ownership(1)
	Number of	Percent of
Name and Address of Beneficial Owner	Shares	Total

Greater than 5% Stockholders
Springhouse Capital, LP(2)	1,186,273	6.73%
535 Madison Avenue 30th Floor New York, NY 10022
Mayfield(3)	1,129,330	6.40%
2800 Sand Hill Road, Suite 250 Menlo Park, CA 94025
PAR Investment Partners, L.P.(4)	1,080,182	6.13%
One International Place, Suite 2401 Boston, MA 02110
SF Capital Partners, Ltd.(5)	1,002,897	5.69%
c/o Stark Offshore Management LLC 3600 South Lake Drive Saint Francis, WI 53235
Massachusetts Financial Services Company	953,570	5.41%
500 Boylston Street Boston, MA 02116
Herbert A. Allen III(6)	939,149	5.33%
711 Fifth Avenue New York, NY 10022
Officers and Directors
Lowell R. Selvin(7)	988,377	5.61%
Mark D. Elderkin(8)	783,887	4.45%
Jeffrey T. Soukup(9)	325,570	1.85%
Donna Gibbs	—	*
Peter Kretzman(10)	18,000	*
Daniel J. Miller(11)	13,667	*
Jerry Colonna(12)	27,599	*
H. William Jesse, Jr.(13)	235,255	1.33%
Robert W. King(14)	20,954	*
Karen Magee(15)	99,375	*
Phillip Kleweno(16)	6,000	*
All executive officers and directors as a group (12 persons)(17)	2,568,684	14.57%

*	Less than 1.0%

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, the principal address of each of the stockholders named in this table is: c/o PlanetOut Inc., 1355 Sansome Street, San Francisco, California 94111.

(2)	The general partner of Springhouse Capital, LP is Springhouse Asset Management LLC. The managing member of Springhouse Asset Management LLC is Brian Gains. Each of Springhouse Capital, LP, Springhouse Asset Management LLC and Brian Gaines has shared voting and dispositive power over the shares.

(3)	Includes 914,847 shares held by Mayfield X, a Delaware limited partnership, 53,439 shares held by Mayfield X Annex, a Delaware limited partnership, 35,230 shares held by Mayfield Associates Fund V, a Delaware limited partnership and 109,452 shares held by Mayfield Principals Fund, a Delaware limited liability company. Also includes 16,362 shares of common stock issuable upon exercise of options, all of which are fully vested, beneficially held by Mayfield X Management, L.L.C. Mayfield X Management, L.L.C. is the general partner of Mayfield X, Mayfield Associates Fund V and Mayfield Principals Fund. Mayfield X Annex Management, L.L.C. is the general partner of Mayfield X Annex. Mr. Morgan, one of our former directors, is a managing director of Mayfield X Management, L.L.C. and Mayfield X Annex Management, L.L.C., and disclaims beneficial ownership of shares held directly by Mayfield X, Mayfield X Annex, Mayfield Associates Fund V and Mayfield Principals Fund, except to the extent of his pecuniary interest.

(4)	The general partner of PAR Investment Partners, L.P. is PAR Group, L.P. and PAR Capital Management, Inc. is its general partner.

(5)	The shares are held directly by SF Capital Partners Ltd. Messrs. Michael A. Roth and Brian J. Stark are the Managing Members of Stark Offshore Management, LLC, which acts as an investment manager and has sole power to direct the management of SF Capital. Through Stark Offshore, Messrs. Roth and Stark possess voting and dispositive power over the shares but disclaim beneficial ownership thereof.

(6)	Includes 543,054 shares held by Allen & Company LLC, 271,526 shares held by Allen SBH II, LLC and 124,569 shares held by HAGC Partners, L.P. Herbert A. Allen III, as President of Allen & Company LLC, as President of Allen SBH II, LLC and as President of the general partner of HAGC Partners, L.P. may be deemed to be a member of a group with such entities and to beneficially own the shares held directly by each of such entities. Mr. Allen and such entities disclaim that Mr. Allen and such entities constitute a group for purposes of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. Further, Mr. Allen disclaims beneficial ownership of the shares of PlanetOut common stock held by these entities except to the extent of his pecuniary interest.

(7)	Includes 83,080 shares held by the Gilbert Cyril Winebar III Living Trust of which Mr. Selvin’s life partner is the Trustee, 49,630 shares held by the Lowell Reed Selvin Living Trust of which Mr. Selvin is the Trustee, and 855,667 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 1, 2007, all of which are fully vested, 242,977 of which are subject to a resale restriction which lapses on the same vesting schedule as the original option grant.

(8)	Includes 71,326 shares held by the Elderkin-Bennett Family Trust of which Mr. Elderkin and his life partner are co-trustees and 712,561 shares held by the Mark Elderkin Trust U/A 9/20/02, of which Mr. Elderkin is the sole trustee.

(9)	Includes 18,403 shares held jointly with Mr. Soukup’s life partner. Also includes 198,747 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 1, 2007, all of which are fully vested, 49,597 of which are subject to a resale restriction which lapses on the same vesting schedule as the original option grant.

(10)	Includes 18,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 1, 2007, all of which are fully vested and are subject to a resale restriction which lapses on the same vesting schedule as the original option grant, which will be cancelled if not exercised as of May 29, 2007.

(11)	Includes 8,667 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 1, 2007.

(12)	Includes 25,599 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 1, 2007, all of which are fully vested, 18,954 of which are subject to a resale restriction which lapses on the same vesting schedule as the original option grant. Also includes 500 shares subject to forfeiture within 60 days of March 1, 2007.

(13)	Includes 54,274 shares held in a retirement account for Mr. Jesse’s benefit. Also includes 18,954 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 1, 2007, all of which are fully vested and subject to a resale restriction which lapses on the same vesting schedule as the original option grant. Also includes 500 shares subject to forfeiture within 60 days of March 1, 2007.

(14)	Includes 18,954 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 1, 2007, all of which are fully vested and subject to a resale restriction which lapses on the same vesting schedule as the original option grant. Also includes 500 shares subject to forfeiture within 60 days of March 1, 2007.

(15)	Includes 7,375 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 1, 2007. Also includes 90,500 shares subject to forfeiture within 60 days of March 1, 2007.

(16)	Includes 5,500 shares subject to forfeiture within 60 days of March 1, 2007.

(17)	Includes all of the shares referenced in notes (7) through (16) above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Described below are certain transactions between PlanetOut and its executive officers, directors and the beneficial owners of 5% or more of its voting securities and certain persons affiliated with or related to these persons, including family members. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to those securities.

Loans to Executive Officers

In May 2001, we, in exchange for a secured promissory note, loaned to Mark D. Elderkin, its President, $602,656 to fund his purchase of our Series D Preferred Stock. The principal and interest, which accrued at a rate of 8.5% per annum, were due and payable by May 2006. The note was full recourse as to all accrued interest and as to $24,000 in principal amount, and the remainder was non-recourse. The loan was secured by the shares of common stock and options owned by Mr. Elderkin. The loan had not been modified since July 30, 2002, the effective date of the Sarbanes-Oxley Act of 2002. In March 2006, Mr. Elderkin paid us $842,847.90, representing $602,656 in principal and $240,191.90 in interest, fully satisfying his repayment obligations to us, thereby terminating the note and the security interest.

Indemnity Agreement

In June 2001, Online Partners entered into an indemnity agreement with Mr. Elderkin, pursuant to which we agreed to indemnify Mr. Elderkin for certain costs of defense and damages that might be awarded against him in a lawsuit brought against us and him, among others, by a former employee of Online Partners. Specifically, the indemnity agreement provided that we would indemnify Mr. Elderkin for his reasonable costs of defense, generally limited to no more than $3,500 per month, and for that portion of any damages awarded against him, if any, in an amount to be determined at arbitration, that the trier of fact found resulted from actions he took within the scope of his employment with Online Partners. The lawsuit subject to this indemnity agreement was settled in January 2005, and no further payments are expected under this agreement.

Indemnification Insurance

Our bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers and hold directors’ and officers’ liability insurance. In addition, our certificate of incorporation limits the personal liability of our Board members for breaches by the directors of their fiduciary duties.

Policies and Procedures with Respect to Related Party Transactions

We have policies and procedures regarding the review and approval of related-person transactions. The transactions covered by our policies and procedures include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which we participate and the amount involved exceeds $120,000, and a director or executive officer of the company has a direct or indirect material interest. The policies and procedures include transactions where the directors’ or executive officers’ children, stepchildren, parents, stepparents, spouse, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, or sisters-in-law or members of their household (other than a tenant or employee) have a personal interest.

Any director or executive officer proposing a transaction covered by our related party transaction policies and procedures must promptly notify our legal department prior to engaging in the proposed transaction and must provide all material details of the proposed transaction and his or her interest in the transaction. The legal department will brief the Audit Committee regarding any proposed transaction at its next meeting. The Audit Committee may authorize the transaction only if the Audit Committee determines that the transaction is fair as to the company as of the time of authorization and in our best interests. The transaction must be approved in good faith by a majority of the members of the Audit Committee that are not related persons with respect to the transaction, provided that the related person may be included for purposes of determining the presence of a quorum.

Notice to and approval by the Audit Committee as described above is not required if the transaction involves compensation to an immediate family member of a director or executive officer, and the employment relationship has been approved in good faith by a majority of disinterested members of the Compensation Committee. After initial employment, further approval of the Compensation Committee is not required if the immediate family member is not an executive officer and all compensation and benefits to him or her, including salary increases, bonuses, incentive awards, perquisites, benefits, severance payments, and all other forms of compensation, are made in accordance with our compensation programs, policies and plans.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

COMPENSATION OF DIRECTORS

Prior to December 22, 2005, we did not pay any cash compensation to the members of our Board of Directors, except for reimbursing our non-employee directors for reasonable travel expenses incurred in connection with attendance at Board and committee meetings. Effective December 22, 2005, we adopted a director compensation program that, in addition to reimbursing our non-employee directors for travel expenses incurred in connection with their attendance at Board and committee meetings, also provides our directors with cash and equity compensation.

The following table details the total compensation earned by our non-employee directors in 2006:

	Fees Earned
	or Paid	Stock
Name	in Cash	Awards(1)	Total

H. William Jesse, Jr.	$23,000	$6,670	$29,670
Jerry Colonna	19,000	6,670	25,670
Robert W. King	17,000	6,670	23,670
Allen Morgan(2)	21,000	6,670	27,670

(1)	Represents the FAS 123R value (with respect to the 2006 fiscal year) of the annual grant of 2,000 restricted shares of our common stock, granted in each case on June 14, 2006. The restricted shares vest quarterly over two years beginning in the first open window of the quarter beginning with the first quarter following the 2006 Annual Meeting of Stockholders. For additional information on the valuation assumptions with respect to the 2006 grants, refer to note 11 of our financial statements in our Form 10-K for the year ended December 31, 2006, as filed with the SEC. These amounts represent our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the directors.

(2)	Mr. Morgan resigned from our Board effective February 26, 2007.

Cash Compensation

Each non-employee director receives a quarterly cash retainer of $3,000 and a $1,000 payment for each all-day board meeting attended in person. The Chairperson of the Audit Committee receives an additional quarterly payment of $1,250 and the Chairpersons of the Compensation Committee and the Nominating and Corporate Governance Committee receive additional quarterly payments of $750. Further, effective as of the first business day of January 2007, and on the first business day of each January thereafter, each non-employee director who has attended 80% or more of all Board and applicable Committee meetings held during his or her tenure as a Board member during the prior calendar year will receive a payment of $2,000.

Equity Compensation

Effective as of January 1, 2007, as of the date of first joining our Board, each non-employee director will receive a grant of 6,000 restricted shares of our common stock (“Restricted Shares”), which vest quarterly over a three year period from the date of grant, with 1/12th of the Restricted Shares vesting on the first day after the date of grant on which our trading window opens pursuant to our Insider Trading Policy during each fiscal quarter, unless the trading window does not open during the quarter, in which case those Restricted Shares vest on the last business day immediately preceding the 16th day of the last month of that quarter. In past years, directors received a grant of 2,000 Restricted Shares. No new directors joined our board in 2006.

Effective as of December 22, 2005, each non-employee director, other than Ms. Magee (who was a non-employee director in December 2005 but did not receive a grant because her employer at the time did not allow her to be compensated for her service on our Board), was granted a nonstatutory stock option to purchase up to 13,500 shares of our common stock. The options were 100% vested on the date of grant; provided, however, that a total of 3,000 of the shares that may be acquired upon exercise of the options are transferable, and the remaining 10,500 of the shares are nontransferable (with certain exceptions for transfer upon death or qualified domestic relations orders); provided, further however, that the 10,500 shares become transferable over a three year monthly schedule, such that 1/36th of the shares will become transferable each month following the date of grant. On January 26, 2006, Ms. Magee was granted a non-statutory stock option to purchase 13,500 shares of our common stock, 3,000 of which were vested on the date of grant and 1/36th of the remaining options vest monthly thereafter. We recognized $33,225 of stock-based compensation expense with respect to this stock option grant in 2006. For additional information with respect to Ms. Magee’s option, refer to the Summary Compensation Table and its note 2.

In addition, each non-employee director receives an automatic annual grant of 2,000 restricted shares of our common stock on the date of our annual stockholder’s meeting, which vests quarterly over a one year period from the date of grant, with 1/4th of the restricted shares vesting on the first day after the date of grant on which our trading window opens pursuant to our Insider Trading Policy during each fiscal quarter, unless the trading window does not open during a quarter, in which case the restricted shares will vest on the last business day immediately preceding the 16th day of the last month of that quarter.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee and none of our executive officers has a relationship that would constitute an interlocking relationship with executive officers and directors of another entity.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The goals of our compensation programs are

•	to attract and retain superior executive talent by offering a competitive compensation package,

•	to promote superior future performance by linking executive compensation to individual and corporate performance, and

•	to enhance stockholder value by aligning the long-term interests of the named executive officers with those of our investors.

Our compensation philosophy is to link executive compensation with the attainment of corporate performance goals and objectives and the individual’s actual performance against plan. We include an equity component in total executive compensation because we believe that equity-based compensation best aligns the long-term interests of our named executive officers and our stockholders and motivates the named executive officers to continue to perform at the highest levels.

We believe that the quality, skills and dedication of our named executive officers are critical factors affecting our long-term value. We seek to maintain our ability to effectively compete with other high-growth companies for the entrepreneurial, highly-motivated and innovative employees that we consider essential to our growth strategy. To that end, we tailor our executive compensation programs to be competitive with those of comparable companies in our industry, taking into account regional and industry-wide compensation practices and trends as well as our stage of growth, competitive environment and business complexity.

We have entered into employment agreements with each of our named executive officers, including the Chief Executive Officer. These agreements set forth each named executive officer’s compensation package as well as other terms of the named executive officer’s employment, such as severance and change of control arrangements. The Compensation Committee has reviewed and approved each of the employment agreements as well as any amendments or modifications to the agreements.

Determining Compensation

2006 was a restructuring year for us. We saw our long-time Chief Executive Officer transition to a more limited role and two other executive officers moved on to new opportunities. As a result of these transitions, we hired a new Chief Executive Officer, a new Chief Financial Officer and promoted our former Chief Financial Officer to President and Chief Operating Officer. As part of this restructuring, we reexamined the amount of compensation that we were paying to our named executive officers and we engaged a compensation consulting firm to assist us with a review of our business-wide compensation programs. As part of this review, we bought into the Radford Survey, which we thought best matched our structure and existing job descriptions and provided us with a comparative group of companies that are similarly situated to us. Our Chief Executive Officer, Chief Operating Officer and Vice President, Human Resources met and reviewed the survey data in May 2006. This management team looked specifically at companies participating in the survey with revenues in the $50 million range (our current revenue group) and in the $75 million range (our goal revenue group). The management team determined that generally our named executive officers were being compensated at a rate below the median compensation levels of similarly situated companies. As a result of this review, the Compensation Committee, with input from the management team, reviewed our compensation program, including with respect to the named executive officers.

Elements of Executive Compensation

The Compensation Committee is responsible for overseeing our overall compensation strategy and policies and for determining the compensation of the Chief Executive Officer and other named executive officers. The key elements of our executive compensation program are base salary, incentive bonus and equity incentives, each of which is discussed in further detail below.

Base Salary

Base salary is the fixed portion of executive pay and compensates individuals for expected day-to-day performance. Typically, when reviewing base salaries, the key factors considered by the Compensation Committee are:

•	the nature, scope and level of the individual’s responsibilities,

•	the compensation paid by comparable companies for similar positions,

•	the individual’s actual performance against plan,

•	the individual’s contribution to the company’s financial results, and

•	the individual’s prior experience and tenure with the company.

The Compensation Committee also takes into account each executive’s current salary and prior-year compensation, the appropriate balance between incentives for long-term and short-term performance, and the executive’s commitment to leadership and diversity within PlanetOut and the community.

The Compensation Committee reviews and approves at least annually each named executive officer’s salary for the fiscal year and in July 2006 the Compensation Committee reviewed base salary in light of our personnel restructuring and the management team’s review of the Radford Survey. Taking into account the Radford Survey and each named executive officer’s leadership qualities, individual and corporate performance and potential to enhance long-term stockholder value, the Compensation Committee raised base salaries in July 2006 for named executive officers who were continuing employees. Also in July 2006, the Compensation Committee raised the base salary level with respect to those executive positions into which we hired a new executive in 2006, including the Chief Executive Officer’s position.

Incentive Bonus

Annual incentive bonuses may be granted to the named executive officers to encourage and reward superior performance. We do not have a formal written bonus plan. Instead, incentive bonuses generally are based upon the Compensation Committee’s assessment of each executive’s individual performance during the year as well as our overall performance in meeting financial and other goals. This assessment also includes an evaluation of how each executive performed compared to the financial, operational and strategic goals and objectives which may be established for the executive at the beginning of the year by the Chief Executive Officer and the Compensation Committee and approved by the full Board of Directors.

In 2006, the Chief Executive Officer earned a guaranteed cash bonus, which we offered in part to induce her to accept employment with us, and the President and Chief Operating Officer received a retention bonus.

Equity Incentives

We use equity incentives, including stock options and restricted stock, as a vehicle to reward and retain named executive officers. Our philosophy in granting equity incentives is to encourage ownership of our stock as a means to align the interests of executives and stockholders. The Compensation Committee believes that stock-based equity grants reinforce a long-term interest in our overall performance and encourage the named executive officers to manage our business with a view toward maximizing long-term stockholder value. With the Statement of Financial Accounting Standards No. 123R, Share-Based Payment, now in effect, the equity incentives we provide to our named executive officers include a mix of stock options and restricted stock.

In accordance with our stockholder-approved equity incentive plan, stock options are granted with an exercise price equal to 100% of the closing market price of our stock on the date of grant, and thus provide compensation to the named executive officer only to the extent that the market price of the stock increases between the date of grant and the date the option is exercised. The date of grant of each stock option is the date the Compensation Committee meets in person or by telephone to approve the grant. Generally, stock options granted to the named executive officers vest over a four-year period. In 2006, the Compensation Committee granted stock options only to our current Chief Executive Officer, who received an option grant in January 2006 as part of her compensation as a non-employee director prior to her appointment as Chief Executive Officer in July 2006, and to the Chief Financial Officer.

In 2006, the Compensation Committee granted restricted stock awards to our named executive officers. The restricted stock awards generally vest quarterly or annually over a four-year period.

The Compensation Committee reviews and approves all equity grants to the named executive officers and considers a number of factors in determining the size of equity grants, including the relationship between job responsibilities and stockholder value, individual and company performance, competitive external grant practices, and the amount of equity already held by the executive. The Compensation Committee’s assessment of individual contributions from named executive officers, other than the Chief Executive Officer, is based in part on the recommendation of the Chief Executive Officer.

Other Compensation

We provide modest perquisites to our named executive officers, including reimbursement for life and disability insurance premiums and payment for parking near our downtown San Francisco office. In connection with paid parking and certain group life insurance benefits provided to our named executive officers, we make an additional cash payment to the executives so that these benefits are provided to the executives on a tax-neutral basis. Named executive officers also are eligible to participate in benefit programs that are generally available to all employees, such as our health insurance and 401(k) programs.

Employment Agreements

Magee:  Since 2003, Ms. Magee has served on our Board of Directors as a non-employee director and on July 1, 2006, she began her tenure as our Chief Executive Officer. The terms of her employment with us are set forth in her employment agreement dated June 20, 2006. Ms. Magee’s base salary in 2006 was $390,000. Ms. Magee also is generally eligible for an annual incentive bonus at a target level of 40% of base salary based on the achievement of certain individual and corporate performance goals. In 2006, based in part on Ms. Magee’s mid-year start date, no goals were set and no incentive bonus was earned. For the period July 1, 2006 through December 31, 2006, Ms. Magee’s bonus was guaranteed at 70% of the target level of her annual incentive bonus, 40%, prorated to take into account her July 1 start date. The earned bonus for the period July 1, 2006 through December 31, 2006 is $54,600. This bonus will be paid in 2007 in accordance with the terms of Ms. Magee’s employment agreement.

Also in 2006, the Compensation Committee, pursuant to her employment agreement, awarded Ms. Magee 90,000 shares of restricted stock, which vest in four equal, annual installments and are otherwise subject to all of the terms and conditions of our stockholder-approved equity incentive plan. In addition, Ms. Magee is eligible for paid time off in accordance with our standard policy, with her initial accrual at the rate of 25 days per year. Ms. Magee is eligible to participate in all of our employee benefit plans in accordance with the terms and conditions of those plans and is eligible for a paid parking space.

At the beginning of her employment with us, Ms. Magee elected to remain a participant in her former employer’s group medical and dental insurance plans and we reimbursed her for her COBRA payments in those plans. The total of the COBRA reimbursements was $4,207. Also in connection with her initial employment with us, Ms. Magee is eligible to receive up to $195,000 to cover her relocation expenses and legal fees incurred with respect to her transition between her prior employer and us. In 2006, we paid Ms. Magee $16,875 in moving expenses. We did not reimburse her for any legal expenses in 2006.

Ms. Magee is eligible to receive certain severance and change in control benefits that are described on page 28 of this Proxy Statement.

Prior to becoming Chief Executive Officer, Ms. Magee was a non-employee member of our Board of Directors and received $8,000 in meeting fees and was granted a restricted stock award for 2,000 shares, which vests in four, equal quarterly installments beginning with the first open trading window in the first quarter following our 2006 annual stockholders meeting.

Soukup:  On August 2, 2006, Jeffrey T. Soukup was promoted from Chief Operating Officer, Executive Vice President, Treasurer and Secretary to President and Chief Operating Officer. The terms of his employment with us are set forth in his amended and restated employment agreement dated August 2, 2006. His employment with us terminated on April 13, 2007. Mr. Soukup’s base salary in 2006 began at $255,000 and was raised to $330,000 at the time of his promotion. Also as part of his promotion, Mr. Soukup was eligible for a one-time retention bonus equal to $280,000.

In addition, Mr. Soukup was generally eligible for an annual incentive bonus at a target level equal to a minimum of 30% of base salary based on the achievement of certain individual and corporate performance goals. However, in 2006, no performance goals were set and no incentive bonus was earned. In addition, Mr. Soukup’s employment agreement provided that in 2006, the annual incentive bonus, if any, would have been payable only to the extent that the annual incentive bonus amount exceeded the dollar value of the retention bonus.

Also in 2006, the Compensation Committee awarded Mr. Soukup 40,000 shares of restricted stock, 10,000 of which vest on January 1, 2007 and 5,000 of which vest on each July 1 and January 1 thereafter, through January 1, 2010 and are otherwise subject to all of the terms and conditions of our stockholder-approved equity incentive plan. In addition, Mr. Soukup was eligible for paid time off in accordance with our standard policy. Mr. Soukup was eligible to participate in all of our employee benefit plans in accordance with the terms and conditions of those plans and is eligible to use personal life insurance and disability insurance to cover the approximate difference between our company-sponsored plan maximums and his base salary up to a cost of $100 per month for life insurance and $150 per month for disability insurance. Mr. Soukup also was eligible for a paid parking space.

Mr. Soukup was eligible to receive certain severance benefits that are described on page 29 of this Proxy Statement.

Miller:  On February 28, 2006, Daniel J. Miller was hired as our Chief Financial Officer, Senior Vice President. The terms of his employment with us are set forth in his employment agreement. Mr. Miller’s base salary on his start date was $200,000 and was increased to $235,000 in July 2006. Mr. Miller also is generally eligible for an annual incentive bonus based on the achievement of certain individual and corporate performance goals. In 2006, however, no goals were set and no bonus was earned.

Also in 2006, the Compensation Committee, pursuant to his employment agreement, awarded Mr. Miller a stock option to purchase 32,000 shares of our common stock, which vests over four years (25% of the shares vest on the first anniversary of the date of grant and 1/48th of shares vest monthly thereafter) and is otherwise subject to the all of the terms and conditions of our stockholder-approved equity incentive plan. The exercise price of Mr. Miller’s stock option is equal to the fair market value of the underlying stock on the date of grant. In July 2006, the Compensation Committee awarded Mr. Miller a grant of 5,000 shares of restricted stock, which vests on February 15, 2007 or on the first day thereafter in the next open window trading period and is otherwise subject to the all of the terms and conditions of our stockholder-approved equity incentive plan.

In addition, Mr. Miller is eligible for paid time off in accordance with our standard policy, with his initial accrual at the rate of 25 days per year. Mr. Miller is eligible to participate in all of our employee benefit plans in accordance with the terms and conditions of those plans and is eligible for a paid parking space.

Mr. Miller is eligible to receive certain severance benefits that are described on page 29 of this Proxy Statement.

Kretzman:  Mr. Kretzman entered into an employment agreement with us on June 30, 2005. He was our Senior Vice President, Chief Technology Officer until February 14, 2007. His employment with us terminated on February 28, 2007. During 2006, Mr. Kretzman was eligible for paid time off in accordance with our standard policy and his employment agreement, and he was eligible to participate in all of our employee benefit plans in accordance with the terms and conditions of those plans and was eligible to use personal life insurance and disability insurance to cover the approximate difference between our company-sponsored plan maximums and his base salary up to a cost of $100 per month for life insurance and $150 per month for disability insurance. Mr. Kretzman also was eligible for a paid parking space.

At the beginning of 2006, Mr. Kretzman’s base salary was $190,000 and in July 2006, the Compensation Committee increased his base salary to $225,000. Mr. Kretzman also was generally eligible for an annual incentive bonus based on the achievement of certain individual and corporate performance goals. In 2006, however, no goals were set and no bonus was earned. We did award Mr. Kretzman a one-time $20,000 bonus, which was paid in 2006 in connection with his 2006 performance. Also in 2006, the Compensation Committee awarded Mr. Kretzman 5,000 shares which were scheduled to vest beginning in February 2007 if certain performance goals related to product delivery were met, but the shares were forfeited when those goals were not met.

As of December 31, 2006, Mr. Kretzman was eligible to receive certain severance benefits that are described on page 29-30 of this Proxy Statement. Mr. Kretzman’s employment with us was terminated on February 28, 2007 and he is currently receiving the severance benefits as described on pages 29-30 of this Proxy Statement.

Former Executive Officers

As mentioned above, in 2006 our long-time Chief Executive Officer retired and our President and our Senior Vice President, Corporate Marketing and Communications resigned. In connection with their termination of employment, these former executives received certain payments in accordance with their employment agreements.

Selvin:  Mr. Selvin’s tenure as our Chief Executive Officer terminated on June 20, 2006. Mr. Selvin, however, continues to serve on our Board of Directors as Chairman Emeritus and will do so until his term expires at our Annual Meeting on June 13, 2007. During 2006, while Mr. Selvin was still our Chief Executive Officer, we paid him $193,825 in base salary. Mr. Selvin was generally eligible for an annual incentive bonus based on the achievement of certain individual and corporate performance goals. In 2006, however, no goals were set and no bonus was paid. As Chairman Emeritus, we paid Mr. Selvin $8,000 in meeting fees. Also in 2006, we reimbursed Mr. Selvin for $5,738 in legal fees.

In 2006, and in accordance with his employment agreement, Mr. Selvin was eligible to participate in all of our employee benefit plans in accordance with the terms and conditions of those plans and was eligible to use personal life insurance and disability insurance to cover the approximate difference between our company-sponsored plan maximums and his base salary up to a cost of $100 per month for life insurance and $150 per month for disability insurance. Mr. Selvin also was eligible for a paid parking space during his tenure as Chief Executive Officer.

As of December 31, 2006, Mr. Selvin was on a leave of absence. At that time, Mr. Selvin was eligible to receive certain severance and change in control benefits that are described on page 30 of this Proxy Statement. Mr. Selvin’s employment with us was terminated on April 24, 2007 due to his Permanent Disability, as defined in his employment agreement, and under the circumstances of his termination, he is not entitled to any severance benefits.

Elderkin:  Mr. Elderkin, our former President, terminated employment with us on July 31, 2006. Through that date he received base salary and standard employee benefits. In connection with his termination of employment and after signing a general release of claims, Mr. Elderkin received $108,333 in severance payments in 2006, which represents approximately five months out of a twelve-month severance period. Severance is paid in accordance with our standard payroll procedures. We also are paying Mr. Elderkin’s COBRA premiums during the severance period. Mr. Elderkin is subject to a non-solicitation provision in his employment agreement for the duration of the severance period and must continue to comply with our proprietary information and inventions agreement following his termination of employment.

Gibbs:  Ms. Gibbs terminated employment with us on July 4, 2006. Through that date she received base salary and standard employee benefits. In connection with her termination of employment and after signing a general release of claims, Ms. Gibbs received $111,042 in severance payments in 2006, which represents approximately six months out of a nine-month severance period. We also are paying Ms. Gibb’s COBRA premiums during the severance period. Ms. Gibbs is subject to a non-solicitation provision in her employment agreement for the duration of the severance period and must continue to comply with our proprietary information and inventions agreement following her termination of employment.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the chief executive officer or any of the four other most highly compensated executive officers who are employed as of the end of the fiscal year. Compensation above $1 million may, however, be deducted if it is deemed “qualifying performance-based compensation,” which generally requires that the compensation be paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders.

The Compensation Committee seeks to maximize the tax deductibility of compensation paid to our named executive officers under Section 162(m) and the related regulations. However, deductibility is not the sole factor that the Compensation Committee considers in assessing the appropriate levels and types of executive compensation. Incentive bonuses and stock options granted to our named executive officers generally qualify as “performance-based compensation;” however, restricted stock awards with time-based vesting schedules do not. Notwithstanding the grant of restricted stock awards in 2006, we believe that all compensation paid for 2006 to our named executive officers, including the Chief Executive Officer, is properly deductible under Section 162(m).

Summary Compensation Table

The following table provides the total compensation paid to our chief executive officer, our chief financial officer, our next three most highly compensated executive officers, and two former executive officers for the year ended December 31, 2006. These executives are referred to as our “named executive officers” elsewhere in this proxy statement. We did not have any other executive officers in 2006.

Non-Equity
					Stock		Option		Incentive Plan	All Other
		Salary	Bonus		Awards		Awards		Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)		($)		($)		($)	($)		($)

Karen Magee(a)	2006	208,499	54,600	(1)	85,420	(2)	33,225	(3)		31,521	(4)	413,266
Chief Executive Officer	—
—
Jeffrey T. Soukup(b)	2006	292,500	280,000	(5)	95,609	(6)	—		—	10,602	(7)	678,711
President and Chief	—
Operating Officer	—
Daniel J. Miller(c)	2006	184,936	—		25,000	(8)	34,123	(9)	—	5,988	(10)	250,047
Senior Vice President and	—
Chief Financial Officer	—
Peter Kretzman(d)	2006	207,500	20,000	(11)	25,000	(12)	—			9,944	(13)	262,444
Senior Vice President and	—
Chief Technology Officer	—
Lowell R. Selvin(e)	2006	193,825	—		—		—		—	20,713	(14)	214,539
Chairman Emeritus and	—
Former Chief Executive	—
Officer
Mark D. Elderkin(f)	2006	192,439	—		20,500	(15)	—		—	114,950	(16)	327,889
Former President	—
—
Donna L. Gibbs(g)	2006	109,334	—		—		—		—	116,131	(17)	225,465
Former Senior Vice	—
President, Corporate Marketing and Communications	—

(a)	Ms. Magee’s employment began July 1, 2006.

(b)	Mr. Soukup was promoted from Executive Vice President and Chief Operating Officer to President and Chief Operating Officer on June 29, 2006. Mr. Soukup resigned effective April 13, 2007.

(c)	Mr. Miller’s employment began February 28, 2006.

(d)	Mr. Kretzman’s employment terminated February 28, 2007.

(e)	Mr. Selvin began a leave of absence effective June 20, 2006.

(f)	Mr. Elderkin resigned effective July 31, 2006.

(g)	Ms. Gibbs’ employment terminated July 4, 2006.

(1)	Represents accrual of a guaranteed minimum annual bonus through December 31, 2006 equal to one-half of 70% of 40% of Ms. Magee’s base salary.

(2)	Represents the FAS 123R value (with respect to the 2006 fiscal year) of the board of director annual grant of 2,000 restricted shares (which Ms. Magee received during her term as one of our non-employee directors), granted on June 14, 2006, which vest quarterly over two years, and the FAS 123R value (with respect to the 2006 fiscal year) of 90,000 restricted shares granted on July 1, 2006, which vest in four annual installments. For additional information on the valuation assumptions with respect to the 2006 grants, refer to note 11 of our financial statements in our Form 10-K for the year ended December 31, 2006, as filed with the SEC.

(3)	Represents the FAS 123R value (with respect to the 2006 fiscal year) of a nonstatutory stock option to purchase 13,500 shares of our common stock granted on January 26, 2006, 3,000 shares of which was fully vested on the date of grant and 10,500 shares of which vests monthly over three years. This option was granted to Ms. Magee during her term as one of our non-employee directors.

(4)	Includes $8,000 in board of director fees earned and paid in 2006 prior to Ms. Magee becoming one of our employees; 401(k) plan matching contributions, COBRA reimbursements, paid parking, and, in connection with paid parking and certain group life insurance benefits, an additional cash payment so that these benefits are provided to Ms. Magee on a tax-neutral basis. Also included is a $16,875 reimbursement of moving-related expenses. We may pay additional relocation expenses in 2007.

(5)	Represents a retention bonus paid in December 2006.

(6)	Represents the FAS 123R value (with respect to the 2006 fiscal year) of 40,000 restricted shares granted in 2006; 10,000 shares vest on January 1, 2007 and 5,000 shares vest on each July 1 and January 1 thereafter, through January 1, 2010. Mr. Soukup resigned effective April 13, 2007.

(7)	Includes 401(k) plan matching contributions, paid parking, and, in connection with paid parking and certain group life insurance benefits, an additional cash payment so that these benefits are provided to Mr. Soukup on a tax-neutral basis.

(8)	Represents the FAS 123R value (with respect to the 2006 fiscal year) of 5,000 restricted shares granted in 2006 that are scheduled to vest in 2007.

(9)	Represents the FAS 123R value (with respect to the 2006 fiscal year) of a nonstatutory stock option to purchase 32,000 shares of our common stock granted on February 28, 2006. 25% of the shares vest on the first anniversary of the date of grant and 1/48th of shares vest monthly thereafter.

(10)	Includes 401(k) matching contributions, paid parking, and, in connection with paid parking and certain group life insurance benefits, an additional cash payment so that these benefits are provided to Mr. Miller on a tax-neutral basis.

(11)	Represents a bonus based on Mr. Kretzman’s performance in 2006.

(12)	Represents the FAS 123R value (with respect to the 2006 fiscal year) of 5,000 restricted shares granted that were scheduled to vest in 2007 upon certain performance criteria being met. Certain of the performance criteria were not met and the shares were ultimately forfeited.

(13)	Includes 401(k) plan matching contributions and, in connection with certain group life insurance benefits, an additional cash payment so that the life insurance benefit is provided to Mr. Kretzman on a tax-neutral basis. Also included is a reimbursement for moving-related expenses.

(14)	Includes $8,000 in board of director fees earned and paid in 2006 and an additional $1,000 earned in 2006 and paid in January 2007. Also includes $5,783 in legal fee reimbursement. Also includes 401(k) plan matching contributions, the cost of personal life insurance and/or disability insurance to cover the approximate difference between our company-sponsored plan maximums and base salary up to a cost of $100 per month for life insurance and $150 per month for disability insurance, paid parking, and, in connection with paid parking and certain group life insurance benefits, an additional cash payment so that these benefits are provided to Mr. Selvin on a tax-neutral basis. Also includes medical expense reimbursement and COBRA payments.

(15)	Represents the FAS 123R value (with respect to the 2006 fiscal year) of 2,500 restricted shares granted in 2006 which were ultimately forfeited as a result of Mr. Elderkin’s termination of employment with us.

(16)	Includes $108,333 for five months of severance payments out of a total severance package of twelve months and includes 401(k) plan matching contributions, paid parking, and, in connection with certain group life insurance benefits, an additional cash payment so that the life insurance benefit is provided to Mr. Elderkin on a tax-neutral basis.

(17)	Includes $111,041 for six months of severance payment out of a total severance package of nine months and includes 401(k) plan matching contributions, paid parking, and, in connection with paid parking and certain group life insurance benefits, an additional cash payment so that these benefits are provided to Ms. Gibbs on a tax-neutral basis.

Grants of plan-based awards in Fiscal year 2006

The following table presents certain information with respect to stock options and restricted stock granted to the named executive officers during the year ended December 31, 2006.

						All Other
		Estimated Future		All Other		Stock Awards:
		Payouts Under		Stock Awards:		Number of		Exercise	Grant Date
		Equity Incentive		Number of		Securities		or Base Price	Fair Value
		Plan Awards		Shares of		Underlying		of Option	of Stock and
		Target		Stock or		Options		Awards	Option
Name	Grant Date	(#)		Units (#)		(#)		($/Sh)	Awards

Karen Magee	01/26/06					13,500	(1)	$8.20	$80,375
	06/14/06			2,000	(2)				13,340
	07/01/06			90,000	(3)				630,000
Jeffrey T. Soukup	07/27/06			40,000	(4)				280,000
	08/02/06
Daniel J. Miller	03/02/06					32,000	(5)	$9.50	218,959
	07/27/06			5,000	(6)				35,000
Peter Kretzman	07/27/06	5,000	(7)						35,000
Lowell R. Selvin
Mark D. Elderkin	01/26/06			2,500	(8)
Donna L. Gibbs

(1)	Represents a board of director annual grant of 2,000 restricted shares (which Ms. Magee received during her term as one of our non-employee directors). The shares vest quarterly in the first open window of the quarter beginning with the first quarter following the 2006 Annual Meeting of Stockholders.

(2)	Represents a nonstatutory stock option to purchase 13,500 shares of our common stock, granted on January 26, 2006, in connection with Ms. Magee’s service as one of our non-employee directors.

(3)	Represents 90,000 restricted shares granted on July 1, 2006, which vest in four annual installments with 1/4th of the shares vesting on the first day following each of the anniversaries of Ms. Magee’s appointment as our Chief Executive Officer.

(4)	Represents 40,000 restricted shares granted in 2006; 10,000 shares vest on January 1, 2007 and 5,000 shares vest on each July 1 and January 1 thereafter, through January 1, 2010. Mr. Soukup resigned effective April 13, 2007.

(5)	Represents a nonstatutory stock option to purchase 32,000 shares of our common stock, granted on March 2, 2006 as a new hire grant. 25% of the shares vest on the first anniversary of the date of grant and 1/48 of the shares vest monthly thereafter.

(6)	Represents 5,000 restricted shares granted in 2006 which vest on February 15, 2007 or on the first day thereafter in open window trading period.

(7)	Represents 5,000 restricted shares granted in 2006 which would have vested on February 15, 2007 or first day thereafter in open window trading period upon certain performance criteria being met. Certain of the performance criteria were not met and the shares were ultimately forfeited.

(8)	Represents 2,500 restricted shares granted in 2006 which were ultimately forfeited as a result of Mr. Elderkin’s termination of employment with us.

Outstanding Equity Awards At Fiscal Year-End 2006

The following table provides information with respect to outstanding stock options and restricted stock for the named executive officers as of December 31, 2006.

	Option Awards						Stock Awards
											Equity
											Incentive
											Plan
										Equity	Awards:
										Incentive	Market
										Plan	Value or
										Awards:	Payout
										Number of	Value of
								Market		Unearned	Unearned
	Number of	Number of					Number of	Value of		Shares,	Shares,
	Securities	Securities					Shares or	Shares or		Units or	Units or
	Underlying	Underlying					Units of	Units of		Other	Other
	Unexercised	Unexercised		Option	Option		Stock That	Stock That		Rights That	Rights That
	Options (#)	Options (#)		Exercise	Expiration		Have Not	Have Not		Have Not	Have Not
Name	Exercisable	Unexercisable		Price ($)	Date		Vested (#)	Vested ($)		Vested (#)	Vested ($)

Karen Magee	6,208	7,292	(1)	$8.20	01/26/16		1,000	$4,600	(2)	—	$—
	—	—		—	—		90,000	414,000	(3)	—	—
Jeffrey T. Soukup	12,735	—		4.07	01/22/12		40,000	184,000	(4)	—	—
	136,415	—		0.44	08/23/12		—	—		—	—
	39,597	—		9.02	04/26/14		—	—		—	—
	10,000	—		8.04	09/20/15		—	—		—	—
Daniel J. Miller	—	32,000	(5)	9.50	03/02/16		5,000	23,000	(6)	—	—
Peter Kretzman	18,000	—		9.93	07/21/15	(7)	—	—		5,000	23,000	(8)
Lowell R. Selvin	23,282	—		4.07	01/22/12		—	—		—	—
	589,408	—		0.44	08/23/12		—	—		—	—
	222,977	—		9.02	04/26/14		—	—		—	—
	20,000	—		8.24	12/22/15		—	—		—	—
Mark D. Elderkin	—	—		—	—		—	—		—	—
Donna L. Gibbs	—	—		—	—		—	—		—	—

(1)	3,000 of the shares subject to the option vested immediately on the date of grant. 1/36 of the remaining 10,500 shares vest monthly from date of grant.

(2)	1/4 of the shares vest quarterly on first day of open trading window beginning with the first quarter in 2007.

(3)	1/4 of the shares vest annually beginning on the first anniversary of date of hire.

(4)	10,000 shares vest on January 1, 2007; 5,000 vest on each July 1 and January 1 thereafter, through January 1, 2010. Mr. Soukup resigned effective April 13, 2007.

(5)	25% of the shares vest on the first anniversary of the date of grant and 1/48 of the shares vest monthly thereafter.

(6)	100% of the shares vest on February 15, 2007 or on the first day thereafter in the next open window trading period.

(7)	The original expiration date of the option was July 21, 2015; however, in accordance with plan, the option expired 90 days after Mr. Kretzman’s termination on February 28, 2007.

(8)	100% of the shares would have vested on February 15, 2007 or first day thereafter in open window trading period upon certain performance criteria being met. Certain of the performance criteria were not met and the shares were ultimately forfeited.

Additional Information Related to Equity Compensation.

During 2006, none of the stock options granted to the named executive officers was repriced and none of the stock options or restricted stock awards was materially modified. All stock options and restricted stock awards are granted pursuant to the terms and conditions of our stockholder approved equity incentive plan. Our stock option grant policies are described in our Compensation Discussion and Analysis beginning on page 17 of this Proxy Statement.

Option Exercises and Stock Vested

The following table provides information on stock option exercises by the named executive officers during fiscal year 2006.

	Option Awards		Stock Awards
	Number of Shares	Value realized	Number of Shares
	Acquired on	on Exercise	Acquired on	Value Realized on
Name	Exercise (#)	($)	Vesting (#)	Vesting ($)

Karen Magee	—	—	1,000	$4,045	(1)
Jeffrey T. Soukup	—	—	—	—
Daniel J. Miller	—	—	—	—
Peter Kretzman	—	—	—	—
Lowell R. Selvin	—	—	—	—
Mark D. Elderkin	66,151	83,350	—	—
Donna L. Gibbs	—	—	—	—

(1)	Represents 500 shares that vested on August 7, 2006 when the fair market value of our common stock was $4.84; and 500 shares that vested on November 13, 2006 when the fair market value of our common stock was $3.25.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans and individual compensation arrangements in effect as of the end of the fiscal year ended December 31, 2006.

		(B)	(C)
		Weighted-	Number of Securities
	(A)	Average	Remaining Available for
	Number of Securities to	Exercise Price	Issuance Under Equity
	be Issued Upon	of Outstanding	Compensation Plans
	Exercise of Outstanding	Options,	(Excluding Securities
Plan Category	Options, Warrants and Rights	Warrants and Rights	Reflected in Column (A))(1)
	(in thousands)		(In thousands)

Equity compensation plans approved by security holders	1,747	$7.30	988
Equity compensation plans not approved by security holders	—	—	—

Total	1,747	$7.30	988

(1)	Our 2004 Equity Incentive Plan provides that the common stock issuable under the plan should not exceed in the aggregate 545,454 shares, plus an annual increase on the first day of our fiscal year for a period of ten years beginning January 1, 2005 equal to the lesser of (i) 4% of the shares of common stock outstanding on each such date (rounded down to the nearest whole share); (ii) 545,454 shares of common stock; or (iii) the number of shares determined by our Board prior to the first day of any fiscal year, which number should be less than each of (i) and (ii).

Severance and Change of Control Agreements

Involuntary Termination (including Constructive Termination) for any Reason other than Cause or Permanent Disability

			Stock
	Salary	Bonus	Award		COBRA
	Continuation	Continuation	Acceleration		Payments	Total
Name	($)	($)	($)(1)		($)	($)

Karen Magee	390,000	109,200	108,100	(2)	4,673	611,973
Jeffrey T. Soukup	330,000	75,000	69,000		10,072	484,072
Daniel J. Miller	97,917	—	—		5,805	103,722
Peter Kretzman	168,750	—	—		10,412	179,162
Lowell R. Selvin	313,000	—	—		—	313,000

(1)	Represents the dollar value of the number of shares of restricted stock subject to accelerated vesting (calculated using the closing price of our common stock on the last business day of the 2006 fiscal year) and the dollar value as if all accelerated stock options were exercised on the last business day of the 2006 fiscal year. A substantial number of outstanding stock options held by our named executive officers were underwater as of December 29, 2006, the last day of the 2006 fiscal year. As a result, the value of any acceleration of the vesting of those stock options is reported in this table as zero.

(2)	Represents the acceleration of Ms. Magee’s stock awards issued in her capacity as an employee and a non-employee director.

Involuntary Termination (including Constructive Termination) for any Reason other than Cause or Permanent Disability within 16 Months Following a Change of Control

	Salary	Bonus	Stock Award		COBRA
	Continuation	Continuation	Acceleration		Payments	Total
	($)	($)	($)(1)		($)	($)

Karen Magee	780,000	218,400	211,600	(2)	9,345	1,219,345
Jeffrey T. Soukup	660,000	150,000	115,000		23,144	948,144
Daniel J. Miller	117,500	—	—		6,966	124,466
Peter Kretzman	225,000	—	—		13,883	238,883
Lowell R. Selvin	626,000	—	—		—	626,000

(1)	Represents the dollar value of the number of shares of restricted stock subject to accelerated vesting (calculated using the closing price of our common stock on the last business day of the 2006 fiscal year) and the dollar value as if all accelerated stock options were exercised on the last business day of the 2006 fiscal year. A substantial number of outstanding stock options held by our named executive officers were underwater as of December 29, 2006, the last day of the 2006 fiscal year. As a result, the value of any acceleration of the vesting of those stock options is reported in this table as zero.

(2)	Represents the acceleration of Ms. Magee’s stock awards issued in her capacity as an employee and a non-employee director.

If Ms. Magee’s employment is terminated for any reason other than cause or permanent disability, or if she is constructively terminated, then, subject to signing a release of any claims she may have against PlanetOut, she will be entitled to continued payment of her then current base salary for twelve months, an amount equal to the average of her last two annual incentive bonuses paid during the 24 months prior to her termination of employment (paid ratably over twelve months), twelve months of accelerated vesting of her then unvested stock options and restricted stock awards, and if she elects COBRA continuation coverage after termination of employment, we will reimburse her for premium payments for up to twelve months. If Ms. Magee is terminated within 16 months following a change of control of PlanetOut for any reason (including constructive termination) other than cause or permanent disability, subject to signing a release, she will be entitled to receive continued payment of her then current base salary for a period of 24 months, an amount equal to two times her average bonus (paid ratably over 24 months),

24 months of accelerated vesting of her then unvested stock options and restricted stock awards, and if she elects COBRA continuation coverage after termination of employment, we will reimburse her for premium payments for up to 24 months.

If Mr. Soukup’s employment is terminated for any reason other than cause or permanent disability, or if he is constructively terminated, then, subject to signing a release of any claims he may have against PlanetOut, he will be entitled to continued payment of his then current base salary for twelve months, an amount equal to his average bonus (calculated as follows: (x) if his employment terminates prior to January 1, 2008, the amount is $75,000, (y) if his employment terminates during 2008, the average of $75,000 and the amount that he received as an incentive bonus for performance in 2007, and (a) if his employment terminates after December 31, 2008, the average of his last two annual incentive bonuses paid during the 24 months prior to his termination of employment) (paid ratably over twelve months), twelve months of accelerated vesting of his then unvested stock options and restricted stock awards and if he elects COBRA continuation coverage after termination of employment, we will reimburse him for premium payments for up to twelve months. If Mr. Soukup is terminated within 16 months after a change of control of PlanetOut for any reason (including constructive termination) other than cause or permanent disability, subject to signing a release, he will be entitled to continued payment of his then current base salary for 24 months, an amount equal to two times his average bonus (calculated as described above) (paid ratably over 24 months), 24 months of accelerated vesting of his then unvested stock options and restricted stock awards and if he elects COBRA continuation coverage after termination of employment, we will reimburse him for premium payments for up to 24 months. If Mr. Soukup voluntarily terminates his employment within 16 months after a change of control of PlanetOut, subject to signing a release, he will be entitled to continued payment of his then current base salary for 18 months, an amount equal to one and one-half times his average bonus (calculated as described above) (paid ratably over 18 months), 18 months of accelerated vesting of his then unvested stock options and restricted stock awards and if he elects COBRA continuation coverage after termination of employment, we will reimburse him for premium payments for up to 18 months.

If Mr. Miller’s employment is terminated for any reason other than for cause or permanent disability, or if he is constructively terminated, subject to signing a release of any claims he may have against PlanetOut, he will be entitled to continued payment of his then current base salary and COBRA reimbursement for: (a) three months, if the termination occurs within the first nine months of his employment, (b) five months if the termination occurs at least nine months but not more than two years after he starts his employment with us, (c) seven months, if the termination occurs during his third year of employment with us, or (d) nine months if the termination occurs during his fourth or later year of employment with us. If Mr. Miller is terminated within 16 months after a change of control of PlanetOut for any reason (including constructive termination) other than for cause or permanent disability, subject to signing a release, he will be entitled to continued payment of his then current base salary and COBRA reimbursement for six months, if the termination occurs within his first year of employment with us. If the termination occurs after Mr. Miller’s first year of employment with us, then subject to his signing a release, we will also pay one additional month of base salary and reimburse COBRA premiums for an additional month for each year of service Mr. Miller has provided up to a maximum of nine months. In addition, Mr. Miller will also be entitled to the greater of accelerated vesting of 50% of his then unvested stock options and restricted stock awards or six months of accelerated vesting of those stock options and awards.

If Mr. Kretzman’s employment is terminated for any reason other than for cause or permanent disability, or if he is constructively terminated, subject to signing a release of any claims he may have against PlanetOut, he will be entitled to continued payment of his then current base salary and COBRA reimbursement for: (a) three months, if the termination occurs within the first six months of his employment or (b) nine months if the termination occurs more than six months after he starts his employment with us, six months of accelerated vesting of his then unvested stock options and restricted stock awards, and if he elects COBRA continuation coverage after termination of employment, we will reimburse him for premium payments for up to six to nine months. If Mr. Kretzman’s employment is terminated within 16 months after a change of control of PlanetOut for any reason (including constructive termination) other than for cause or permanent disability, subject to signing a release, he will be entitled to continued payment of his then current base salary and COBRA reimbursement for twelve months and the greater of accelerated vesting of 50% of his then unvested stock options and restricted stock awards or six months of options and accelerated vesting of those stock awards. Mr. Kretzman’s employment terminated February 28, 2007 for a reason other than cause or permanent disability and he signed a release of any claims he may have against PlanetOut. We will continue to pay his base salary for nine months. The vesting of Mr. Kretzman’s outstanding, unvested stock options and restricted stock awards was accelerated as to six months of vesting and we will continue his health insurance coverage for up to nine months.

If Mr. Selvin’s employment is terminated for any reason other than cause or permanent disability, or if he is constructively terminated, subject to signing a release of any claims he may have against PlanetOut, he will be entitled to continued payment of his then current base salary for twelve months, twelve months of accelerated vesting of his then unvested stock options, and if he elects COBRA continuation coverage after termination of employment, we will reimburse him for premium payments for up to twelve months. If Mr. Selvin is terminated within 16 months after a change of control of PlanetOut for any reason (including constructive termination) other than for cause or permanent disability, subject to signing a release, he will be entitled to continued payment of his then current base salary for 24 months, the greater of accelerated vesting of 50% of his then unvested stock options or twelve months of accelerated vesting of those options and if he elects COBRA continuation coverage after termination of employment, we will reimburse him for premium payments for up to 24 months. Mr. Selvin’s employment terminated April 24, 2007 due to his Permanent Disability, as defined in his employment agreement, and under the circumstances of his termination, Mr. Selvin is not entitled to any severance benefits.

Mr. Elderkin’s employment terminated July 31, 2006 for a reason other than cause or permanent disability and he signed a release of any claims he may have against PlanetOut. We will continue to pay his current base salary for twelve months. The vesting of Mr. Elderkin’s outstanding, unvested stock options was accelerated as to nine months of vesting and we will continue his health insurance coverage for up to twelve months.

Ms. Gibbs’ employment terminated July 4, 2006 for a reason other than for cause or permanent disability and she signed a release of any claims she may have against PlanetOut. She received continuation of her base salary for nine months. The vesting of Ms. Gibbs’ outstanding, unvested stock options was accelerated as to six months of vesting, and we continued her health insurance coverage for nine months following termination.

REPORT OF THE COMPENSATION COMMITTEE OF OUR BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION 2

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of our 2007 Proxy Statement. Based on the Compensation Committee’s review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in our 2007 Proxy Statement.

Compensation Committee

Jerry Colonna, Chair
Robert W. King

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are PlanetOut stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless

2 This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to: Investor Relations, PlanetOut Inc., 1355 Sansome Street, San Francisco, California 94111, or contact our Investor Relations department at (415) 834-6340. We will promptly deliver upon written or oral request a separate copy of the annual report or proxy statement to a security holder at a shared address to which a single copy of the document was delivered. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

Our Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of our Board of Directors

/s/  TODD A. HUGE
TODD A. HUGE
Secretary

San Francisco, California
April 27, 2007

Our annual report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC, is available at no charge to stockholders upon written request to us at Investor Relations, PlanetOut Inc., 1355 Sansome Street, San Francisco, California 94111. Copies may also be obtained without charge through our website at www.planetoutinc.com, as well as the SEC’s website at www.sec.gov.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL
PROXY
PLANETOUT INC.
Annual Meeting of Stockholders
June 13, 2007, 10:00 a.m. (P.T.)
This Proxy is Solicited on Behalf of our Board of Directors of PlanetOut Inc.
     The undersigned stockholder of PlanetOut Inc., a Delaware corporation (the “Company”), revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held June 13, 2007, and the Proxy Statement, and appoints Karen Magee and Daniel J. Miller, the Proxies of the undersigned, with full power of substitution, to vote all shares of common stock of the company that the undersigned in entitled to vote, either on his or her own behalf on or behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at 1355 Sansome Street, San Francisco, California 94111 on Wednesday, June 13, 2007 at 10:00 a.m. local time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.
     Our Board of Directors recommends a vote FOR each of the listed proposals. This Proxy, when properly executed, will be voted as specified on the reverse side. If no specification is made, this Proxy will be voted FOR the listed proposals.
PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE
AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

PLANETOUT INC.
c/o WELLS FARGO BANK, N.A.
161 NORTH CONCORD EXCHANGE
SOUTH ST. PAUL, MN 55075
Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to www.eproxyvote.com/lgbt	OR	Vote-by-Telephone Call toll-free 1-800-560-1965
If you vote over the Internet or by telephone, please do not mail your card.
DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL
  OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING:

1.	A proposal to elect one Class 2 director to serve a three-year term expiring in 2010.			2.	A proposal to ratify the appointment of Stonefield Josephson, Inc. as PlanetOut’s independent public auditors for the fiscal year ending December 31, 2007.	For ☐	Against ☐	Abstain ☐
	Nominee: (01)		Jerry Colonna

	FOR THE NOMINEE	☐	☐ WITHHELD FROM THE NOMINEE	MARK HERE FOR ADDRESS CHANGE AND VOTE AT LEFT			☐
				MARK HERE IF YOU PLAN TO ATTEND THE			☐
MEETING

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN
☐				PROMPTLY IN THE ENCLOSED ENVELOPE.

For all nominee(s) except as noted above

Please date and sign exactly as your name or names appear herein. For joint accounts, each owner should sign. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.

Signature:	Date:	Signature:	Date: